Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3, File No. 333-157215, of our report dated March 10, 2006, with respect to the consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows of Arlington Tankers Ltd. for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Arlington Tankers Ltd. and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut
March 4, 2009